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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

Rotter                    John                  Ward
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   (Last)               (First)                 (Middle)

1700 Montomgery Street,  Suite 250
--------------------------------------------------------------------------------
                                    (Street)

San Francisco,  CA   94111
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Point West Capital Corporation/PWCC

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year


March 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Executive Vice President and Chief Financial Officer
      --------------------------------------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Common Stock                           3/9/99          S              1,000       D       16.7500                  D
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Common Stock                           3/9/99          S              2,000       D       16.5000                  D
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Common Stock                           3/9/99          S              1,000       D       16.2500                  D
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Common Stock                           3/9/99          S              1,000       D       16.1250                  D
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Common Stock                           3/11/99         S              5,000       D       15.0250                  D
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Common Stock                           3/11/99         S              2,950       D       16.3750                  D
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Common Stock                           3/11/99         S                100       D       16.4375                  D
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Common Stock                           3/11/99         S              1,950       D       16.3125                  D
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Common Stock                           3/11/99         S              7,800       D       16.1250                  D
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Common Stock                           3/11/99         S              2,200       D       15.7500                  D
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Common Stock                           3/12/99         S             24,000       D       15.7214                  D
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Common Stock                           3/15/99         S              2,000       D       15.7500                  D
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Common Stock                           3/15/99         S              8,000       D       14.7500                  D
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Common Stock                           3/15/99         S             10,000       D       15.2500         `        D
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Common Stock                           3/15/99         S              2,500       D       15.4375                  D
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Common Stock                           3/15/99         S              7,500       D       15.3750                  D
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Common Stock                           3/15/99         S              5,000       D       15.5000                  D
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Common Stock                           3/15/99         S              5,000       D       15.6250                  D
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Common Stock                           3/15/99         S             15,000       D       17.0000                  D
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Common Stock                           3/15/99         S              5,000       D       17.1250                  D
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Common Stock                           3/15/99         S             10,000       D       18.0000                  D
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Common Stock                           3/15/99         S             10,000       D       17.2500                  D
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Common Stock                           3/16/99         S             11,000       D       17.0000                  D
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Common Stock                           3/16/99         S              5,000       D       17.8750                  D
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Common Stock                           3/16/99         S              5,000       D       18.0000                  D
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Common Stock                           3/16/99         S             10,000       D       18.2500                  D
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Common Stock                           3/16/99         S              4,000       D       16.7500                  D
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Common Stock                           3/16/99         S              2,000       D       16.8750                  D
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Common Stock                           3/16/99         S              2,000       D       17.2500                  D
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Common Stock                           3/16/99         S              1,000       D       17.1250        228,081   D
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Common Stock                            3/9/99         S              2,000       D       15.6406                  I         (1)
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Common Stock                            3/9/99         S             20,600       D       15.8271                  I         (1)
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Common Stock                            3/9/99         S              5,000       D       15.6875                  I         (1)
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Common Stock                           3/10/99         S              2,200       D       14.8182                  I         (1)
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Common Stock                           3/10/99         S             14,500       D       14.7500                  I         (1)
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Common Stock                           3/10/99         S              6,000       D       14.8750                  I         (1)
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Common Stock                           3/11/99         S             27,800       D       15.6169                  I         (1)
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Common Stock                           3/12/99         S              1,500       D       15.6250                  I         (1)
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Common Stock                           3/12/99         S             12,800       D       15.7202                  I         (1)
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Common Stock                           3/12/99         S             11,200       D       15.7483                  I         (1)
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Common Stock                           3/15/99         S             20,000       D       17.3984        83,000    I         (1)
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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A) (D)      cisable  Date      Title    Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

Explanation of Responses:

(1) Reflects shares sold by Lodestone Capital, L P. See the Schedule 13 D, as amended, filed by the reporting person and others. The reporting person disclaims beneficial ownership of these shares except to the extent of his direct and indirect pecuniary interest in shares.

Point West Capital Corporation


/S/    John Ward Rotter                                     April 8, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this from are not required to respond unless the form displays a currently valid OMB Number.

Page 2

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